FOR IMMEDIATE RELEASE
Contact: Robert P. Borchert

VP, Investor Relations

678.248.8194

rborchert@medassets.com

Samuel K. Skinner Joins MedAssets’ Board of Directors

Atlanta, GA (November 17, 2009) – MedAssets, Inc. (NASDAQ: MDAS) is pleased to announce that Samuel K. Skinner has joined the Company’s Board of Directors, effective immediately. Mr. Skinner has had a distinguished career in both the government and private sectors. He is the retired Chairman, President and Chief Executive Officer of USF Corporation, a leading transportation and logistics company recognized by Fortune magazine as one of America’s most admired companies during his tenure as CEO.

“Sam Skinner is an outstanding American and patriot who has served our country with distinction throughout a remarkable career in public service,” said John Bardis, MedAssets’ Chairman, President and Chief Executive Officer. “Sam has also amassed a wealth of experience as a distinguished business leader and major corporation CEO in the private sector. On behalf of our Board of Directors, we welcome Sam to MedAssets and look forward to our future working together.”

From 1993 to 1998, Mr. Skinner was President of Commonwealth Edison Company and its holding company Unicom Corporation, one of the country’s largest utilities. Prior to that, Mr. Skinner served as Chief of Staff to President George H. W. Bush, in which he coordinated the activities of numerous cabinet departments and administrative agencies reporting to the President. Prior to his White House service, he served in the President’s Cabinet for nearly three years as Secretary of Transportation, overseeing a Department with a budget of over $30 billion and a workforce of 105,000 people.

Mr. Skinner served as an adjunct Professor of Management and Strategy at the Kellogg School of Management at Northwestern University, where he taught a course on leadership, and has taught at the John Marshall Law School and the University of Chicago Harris School of Public Policy. He holds a bachelor’s degree from the University of Illinois at Urbana-Champaign, and a J.D. from DePaul University College of Law. Mr. Skinner is a veteran of the U.S. Army.

About MedAssets
MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve their financial strength by implementing spend management and revenue cycle solutions that help control cost, improve margins and cash flow, increase regulatory compliance, and optimize operational efficiency. MedAssets serves more than 125 health systems, 3,300 hospitals and 30,000 non-acute care healthcare providers. For more information, go to www.medassets.com.

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